Exhibit 99.1

NEWS RELEASE July 24, 2023

Contacts: Dan Schlanger, CFO
Kris Hinson, VP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle Inc.
713-570-3050

Crown Castle Appoints Kevin T. Kabat and Maria M. Pope to its Board of Directors

July 24, 2023 - HOUSTON, TEXAS - Crown Castle Inc. (NYSE: CCI) ("Crown Castle") announced today the appointment of Kevin T. Kabat and Maria M. Pope to its board of directors. Mr. Kabat’s appointment will be effective August 1, 2023, and Ms. Pope’s appointment will be effective September 1, 2023. With the appointment of Mr. Kabat and Ms. Pope, the Crown Castle board will increase to 12 directors, 10 of whom will be independent.

Mr. Kabat is the former Chief Executive Officer and Vice Chairman of Fifth Third Bancorp and current Chairman of the board of directors of Unum Group, NiSource Inc., and AlTi Global Inc. Ms. Pope currently serves as President and CEO of Portland General Electric Company.

"We welcome both Kevin and Maria to the Board as the company executes its strategy to maximize long-term shareholder value by growing cash flows from its leading portfolio of shared communications infrastructure assets," said P. Robert Bartolo, Chair of the Crown Castle board of directors. "Kevin brings extensive financial, operating, and strategic planning expertise which we believe will help the company capitalize on long-term opportunities to meet the persistent growth in data demand. In addition, Maria’s diverse leadership experience and track record of sustainably delivering growth at a large-scale electric utility provide expertise as Crown Castle focuses on efficiently investing to accelerate growth in small cell deployments."

ABOUT KEVIN T. KABAT

Mr. Kabat currently serves as Chairman of the board of directors of Unum Group, NiSource Inc., and AlTi Global, Inc. Mr. Kabat served as Chief Executive Officer of Fifth Third Bancorp, a diversified financial services company, from 2007 until 2015. He served as Vice Chairman of the board of directors of Fifth Third Bancorp from September 2012 until his retirement in 2016 and served as its Chairman from 2008 to 2010. Mr. Kabat also previously served as President of Fifth Third Bancorp from 2006 to 2012 and as Executive Vice President from 2003 to 2006. Before that, he was President and Chief Executive Officer of Fifth Third Bank (Michigan) from 2001 to 2003. He also served in a number of management and executive positions at Old

Kent Financial Corporation, including as Vice Chairman and President, before it was acquired by Fifth Third Bank in 2001. Mr. Kabat earned his master’s degree in industrial/organizational psychology from Purdue University and his bachelor’s degree in behavioral science from Johns Hopkins University.

ABOUT MARIA M. POPE

Ms. Pope is President and Chief Executive Officer of Portland General Electric Company ("PGE"), a vertically integrated electric utility, and serves on PGE's board of directors. She was appointed President in 2017, and Chief Executive Officer in 2018. Ms. Pope joined PGE in 2009 as Senior Vice President of Finance, Chief Financial Officer and Treasurer. From 2013 to 2017, she served as Senior Vice President of Power Supply, Operations and Resource Strategy. Prior to joining PGE, Ms. Pope served as Chief Financial Officer for Mentor Graphics Corporation. She began her career in banking with Morgan Stanley. Ms. Pope earned her MBA from the Stanford Graduate School of Business and her bachelor’s degree from Georgetown University.

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 85,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are based on Crown Castle management's current expectations. Such statements include plans, projections and estimates regarding (1) director appointments, including the effective date thereof, and their expected contribution to Crown Castle, (2) board size and director independence, (3) focus on small cell deployment acceleration and (4) growth in data demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle's filings with the SEC. The term "including," and any variation thereof, means "including, without limitation."